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                            M.S.D. & T. FUNDS, INC.

                              Amendment to By-Laws
                       Adopted by the Board of Directors
                               On April 23, 1990

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          RESOLVED, that Section 1.1 of Article I of the Fund's By-Laws be, and hereby is, amended and restated in its entirety to read as follows:

               SECTION 1.1  Annual Meetings.  Any annual meeting of the
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          stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting, shall be held on such date within the month of July and at such place, within or without the State of Maryland, as may be determined by the Board of Directors and as shall be designated in the notice of said meeting. No annual meeting of stockholders of the Corporation shall be held unless required by applicable law or otherwise determined by the Board of Directors.